Exhibit 99.1

Contact:

William A. Hockett

Exec. VP, Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Announces Plan to Separate into Two Independent Public Companies
  Myriad Genetics, Inc. plans to spin off its research and drug development businesses from its core molecular diagnostics business.
  The spin-off would create two well capitalized, highly focused, independent public companies.

Salt Lake City, October 20, 2008 - Myriad Genetics, Inc. (Nasdaq: MYGN, www.myriad.com), announced today that its Board of Directors has authorized management to proceed with preparations to spin off its research and drug development businesses from its molecular diagnostics business to form two well-capitalized, highly-focused, independent public companies.

The molecular diagnostics business will operate under the name Myriad Genetics, Inc., and the research and drug development businesses will operate under the name Myriad Pharmaceuticals, Inc. The transaction is intended to enable each of the companies to excel in their respective fields, acknowledging the different needs of a high-growth, profitable molecular diagnostics business and a pharmaceutical research and development business.

It is anticipated that the proposed spin-off will be completed as a pro-rata dividend distribution to shareholders of Myriad Genetics, Inc. Myriad plans to seek an independent opinion that the dividend distribution would be tax free to Myriad Genetics and its shareholders.

It is currently anticipated that Myriad Genetics, Inc. stock will be traded on the New York Stock Exchange under the ticker symbol "MGX", and Myriad Pharmaceuticals, Inc., as a new publicly traded company, will be listed on the NASDAQ Global Market under the Company's current ticker symbol "MYGN".

Detailed information about the spin-off transaction will be provided in a Form 10 registration statement for Myriad Pharmaceuticals, Inc., which is expected to be filed with the Securities and Exchange Commission (SEC) in the second calendar quarter of 2009.

"By separating these unique businesses into two highly focused companies, we believe we will be able to unlock the intrinsic value of both business opportunities and create greater value than under our current structure," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "Each company will be able to pursue its long-term strategic initiatives, maximize its core technology strengths, seek new product opportunities, have a capital structure appropriate for its financial profile, and compete more effectively in its respective markets."

After the spin-off transaction, Myriad Genetics, Inc. will be a global leader in the field of molecular diagnostics, with approximately 800 employees and five marketed products - BRACAnalysis®, COLARIS®, COLARIS AP®, MELARIS®, and TheraGuide™ 5-FU. It will concentrate on maximizing its core strengths in predictive and personalized medicine. Myriad Genetics' business has strong fundamentals, including excellent top-line revenue growth, attractive gross profit and net operating profit margins, a strong balance sheet, and a healthy diagnostic product pipeline.

The biotechnology company resulting from the spin-off, Myriad Pharmaceuticals, Inc., will employ approximately 200 individuals and will pursue research collaborations and the development of unique, best-in-class therapeutic candidates in the areas of cancer and infectious diseases. Myriad Pharmaceuticals currently has four drug candidates in human clinical trials (Axiza®, Vivecon®, MPC-2130 and MPC-0920), and over Myriad's history, its research and drug development business has completed 12 strategic collaborations with major pharmaceutical companies to date. Myriad Pharmaceuticals' business will be well capitalized, with a strong cash position to leverage its technology platform, pursue new therapeutic strategies for life-threatening diseases, and seek to maximize its commercial opportunities.

Completion of the proposed spin-off is subject to numerous conditions, including the filing and effectiveness of a Form 10 with the SEC, obtaining solvency and adequate capital surplus opinions, and, assuming the spin-off can be effected on a tax-free basis, receiving an independent opinion from Myriad's tax advisors that the stock distribution should be tax free to the Company and its shareholders. Myriad has retained J.P. Morgan as its financial advisor, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. as its legal advisor, and Ernst & Young as its accounting and tax advisor.

Conference Call and Webcast

A conference call with Company management will be held on Tuesday, October 21, 2008, at 1:00 p.m. Eastern Daylight Time, with investors and media to discuss the spin-off transaction. Between 12:45 p.m. and 1:00 p.m., the dial-in number for domestic callers is (800) 952-1797. International callers may dial +1 212 2312900. All callers will need to reference reservation ID number 21397147. An archived replay of the call will be available for 7 days by dialing (800) 633-8284 or (402) 977-9140, and entering reservation ID number 21397147. The conference call will be audiocast over the Web and can be accessed through: www.myriad.com.

About Myriad

Myriad Genetics, Inc. is a healthcare company focused on the development and marketing of novel therapeutic and molecular diagnostic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

BRACAnalysis, COLARIS, COLARIS AP, MELARIS, TheraGuide 5-FU, Axiza, and Vivecon are trademarks or registered trademarks of Myriad Genetics, Inc.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected timing and effects of the proposed spin-off transaction. These forward looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the fact that analyses are currently ongoing regarding whether the spin-off transaction can be effected on a tax-free basis to the Company and its shareholders, and there can be no guarantee that the transaction will not be taxable, as well as the factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.